Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Merchants Bancshares, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-41051 and No. 333-151572), Form S-3D (No. 333-20375), Form S-8 (No. 333-34871, No. 333-34869, No. 333-151424, and No. 333-151425), and Form S-8 (No. 333-18845) as amended by Post Effective Amendment No. 1 on Form S-8/A, of Merchants Bancshares, Inc. of our report dated March 5, 2013, with respect to the consolidated balance sheet of Merchants Bancshares, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of income, comprehensive income, changes in shareholder’s equity, and cash flows for each of the years in the two-year period ended December 31, 2012, which report appears in the December 31, 2013 annual report on Form 10-K of Merchants Bancshares, Inc.

/s/ KPMG LLP

Albany, New York

March 10, 2014